Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - JANUARY 2005
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,282.041 units) at December 31, 2004          $ 34,955,385
Additions of 334.217 units on January 31, 2005                        491,105
Redemptions of (6.212) units on January 31, 2005                       (9,128)
Offering Costs                                                        (25,739)
Net Income (Loss) - January 2005                                     (718,554)
                                                                 ------------

Net Asset Value (23,610.046 units) at January 31, 2005           $ 34,693,069
                                                                 ============

Net Asset Value per Unit at January 31, 2005                     $   1,469.42
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (125,261)
    Change in unrealized                                              388,738

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                             (953,802)
  Interest income                                                      64,955
                                                                 ------------

                                                                     (625,370)
                                                                 ------------

Expenses:
  Brokerage fee                                                        87,249
  Performance fee                                                           0
  Operating expenses                                                    5,935
                                                                 ------------

                                                                       93,184
                                                                 ------------

Net Income (Loss) - January 2005                                 $   (718,554)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2005                     $  1,469.42

Net Asset Value per Unit on December 31, 2004                    $  1,501.39

Unit Value Monthly Gain (Loss) %                                       (2.13)%

Fund 2005 calendar YTD Gain (Loss) %                                   (2.13)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

A New Year begins ...

The late December reversal of the major trends in currencies and equities persisted into January leaving Campbell & Company with a negative month in most portfolios. Despite strong negative sentiment (or perhaps because of it!), the US Dollar rallied sharply in the first week of the month and held its new levels, producing negative returns for most trend-followers in the Currencies sector. The post-election rally in Equities gave way to selling in January, which also resulted in losses. On the positive side, Fixed Income instruments generally finished higher, producing gains in the Interest Rate sector and an upside move in Energy prices also proved profitable as Crude Oil again approached $50 a barrel. Uncertainty continues to cloud the economic outlook including the triple deficits, the prospect of higher interest rates, the China factor and Iraq. While these types of uncertainties often contribute to the trends which we find profitable, they can also leave the markets paralyzed and trendless as we saw in the middle of 2004. We believe our advantage is a systematic methodology robust enough to take advantage of whichever way the markets might break, yet nimble enough to avoid the worst of the trading noise which may prevail in the weeks and months ahead.

Sincerely,

Bruce Cleland
President & CEO